Annual Compliance Statement

Reference is made to that certain Trust and Servicing Agreement, dated as of May 6, 2017, by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, KeyBank National Association, as Master Servicer, Green Loan Services LLC (“Special Servicer”) as successor to KeyBank National Association, as Special Servicer, Computershare Trust Company, NA as agent for Wells Fargo Bank, National Association, as Certificate Administrator, Trustee, Paying Agent and Custodian as the same may have heretofore been and/or may hereafter be assigned, modified, amended and/or restated with respect to Olympic Tower 2017-OT Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2017-OT (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Agreement.

Pursuant to Section 11.07 of the Agreement, Andrew Falk, Senior Vice President of Green Loan does hereby certify that:

1.
A review of the activities of Special Servicer during the period from January 1, 2024 through December 31, 2024 (the “Reporting Period”) and of its performance under the Agreement during such period has been made under my supervision; and
2.
To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 1st day of March 2025.

/s/ Andrew Falk
Andrew Falk
Senior Vice President